As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	51-0394637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 HaNegev St.

P.O.B. 1026,

Airport City, 7010000

Israel

+972-3-600-9030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq.

Michael Soumas, Esq.

Greenberg Traurig, P.A.

One Azrieli Center

Round Tower, 30th floor

132 Menachem Begin Rd

Tel Aviv, Israel 6701101

Telephone: +972 (0) 3.636.6033

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 7, 2026

My Size, Inc.

Up to 26,019,229 Shares of Common Stock

Consisting of

Up to a Maximum of 25,000,000 Shares of Common Stock,
269,229 Shares as Initial Commitment Shares
and
Up to 750,000 Shares as True-Up Commitment Shares

This prospectus relates to the resale from time to time by Square Gate Capital Master Fund, LLC - Series 5, a Delaware limited liability company (“Square Gate” or the “Investor”), of up to 26,019,229 shares of our common stock, par value $0.001 per share, consisting of (i) up to 25,000,000 shares of common stock (the “ELOC Shares”), that may be issued by us to the Investor pursuant to the Equity Purchase Agreement, dated as of August 5, 2026, between our company and the Investor (the “ELOC Purchase Agreement”), establishing a committed equity facility (the “Facility” or “Equity Line of Credit”), (ii) 269,229 shares of our common stock that have been issued to the Investor pursuant to the ELOC Purchase Agreement, being the commitment shares for the Facility (the “Initial Commitment Shares”), and (iii) up to an additional 750,000 shares (the “True-Up Commitment Shares” and, together with the Initial Commitment Shares, the “Commitment Shares”), which will be issued only if the closing price of our common stock on the day the registration statement to which this prospectus relates is declared effective by the SEC (the “True-Up Commitment Share Reference Price”) is below $0.3706, the closing price of our common stock on August 4, 2026, the trading day immediately preceding the date the ELOC Purchase Agreement was executed (the “Initial Commitment Share Reference Price”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ELOC Shares by the Investor. However, we may receive up to $10,000,000 in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of the ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. See “The ELOC Transaction” for a description of the ELOC Purchase Agreement and the Facility and “Selling Stockholder” for additional information regarding the Investor.

The Investor may offer, sell or distribute all or a portion of the ELOC Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the ELOC Shares. The Investor may be deemed an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and will pay or assume any discounts, commissions or concessions received by them except as set forth in the ELOC Purchase Agreement. Although the Investor is obligated to purchase our ELOC Shares under the terms of the ELOC Purchase Agreement to the extent we choose to sell such ELOC Shares to it (subject to certain conditions), there can be no assurances that the Investor will sell any or all of the ELOC Shares purchased under the ELOC Purchase Agreement pursuant to this prospectus. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ”. On August 6, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.36 per share.

Investing in our securities involves a high degree of risk. You should read this prospectus as well as the information incorporated herein and therein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2026.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, all references to “we,” “us,” “our” or “the Company” in this prospectus are to My Size, Inc., a Delaware corporation, and its subsidiaries, including My Size Israel 2014 Ltd. My Size LLC, Orgad International Marketing Ltd., or Orgad, and Naiz Bespoke Technologies, S.L, or Naiz Fit, New Percentil, S.L., or New Percentil, Rotrade Ltd., ShoeSize.Me AG (“ShoeSizeMe”) and Ten Peacks Ltd. taken as a whole.

Overview

We are a fashion technology company operating an integrated portfolio of businesses designed to address the most pressing challenges facing fashion brands and retailers today—size and fit accuracy, excess inventory management, circular economy solutions, and international market distribution. Through our subsidiaries, we provide end-to-end support across the fashion value chain: Naiz Fit, our technology subsidiary, delivers AI-driven size and fit solutions for fashion e-commerce companies, and includes ShoeSize.Me, a European AI-powered footwear sizing solution we acquired in September 2025; Orgad, an online retailer and technology-enabled consumer products company operating principally as a third-party seller on Amazon; Percentil, a managed second-hand fashion recommerce platform operating across Southern and Central Europe; and Ten Peacks Ltd., a distribution subsidiary focused on marketing and distributing global apparel and footwear brands in Israel.

Our strategy is to build an integrated fashion platform—the infrastructure layer that enables fashion brands to address four critical pain points simultaneously: size and fit challenges that drive returns and suppress conversion rates; overstocked and unsold inventory that erodes margins; sustainability obligations that increasingly require brands to offer circular economy solutions; and international growth ambitions that require local distribution expertise and relationships.

We believe this integrated approach is differentiated in the market. Unlike point solutions that address a single problem, our platform is designed to allow brands to work with one group-level partner across technology, commerce, circularity, and distribution—each business unit reinforcing the others through shared data, commercial relationships, and infrastructure.

Recent Developments

ELOC Transaction

On August 5, 2026 (the “Execution Date”), we entered into the ELOC Purchase Agreement with Square Gate pursuant to which we have the right to direct Square Gate to purchase up to $10 million of shares of our common stock at our sole discretion over the 36-month term of the ELOC Purchase Agreement, subject to certain conditions precedent and other limitations. We also agreed to issue 269,229 Initial Commitment Shares and up to 750,000 True-Up Commitment Shares. For additional information, see “The ELOC Transaction” below.

Company Information

We were incorporated in the State of Delaware and commenced operations in September 1999 under the name Topspin Medical, Inc. In December 2013, we changed our name to Knowledgetree Ventures Inc. Subsequently, in February 2014, we changed our name to My Size, Inc. Our principal executive offices are located at 4 HaNegev, P.O.B. 1026, Airport City, Israel 7010000, and our telephone number is +972-3-600-9030. Our website address is www.MySizeID.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

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The Offering

Shares of Common Stock Outstanding at August 6, 2026	5,394,778 shares of common stock.

Shares Offered by the Selling Stockholder	26,019,229 shares of our common stock, consisting of (i) 25,000,000 ELOC Shares (ii) 269,229 Initial Commitment Shares, and (iii) 750,000 True-Up Commitment Shares. The selling stockholder is identified in the table commencing on page 11.

Shares of Common Stock Outstanding Immediately After this Offering	31,144,778 shares of common stock, assuming the issuance of the shares of common stock registered on the registration statement to which this prospectus relates pursuant to the ELOC Purchase Agreement. The actual number of shares of common stock will vary depending upon the number of shares of common stock we sell under the ELOC Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholder. We may receive up to $10.0 million aggregate gross proceeds under the ELOC Purchase Agreement from sales of shares of our common stock that we elect to make to Square Gate pursuant to the ELOC Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the ELOC Purchase Agreement and market prices at the times of such sales. Any proceeds that we receive from sales of shares under the ELOC Purchase Agreement will be used for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	MYSZ

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus.

As of August 6, 2026, our authorized share capital consists of 250,000,000 shares of common stock, $0.001 par value per share, of which 5,394,778 are outstanding, and excludes as of such date:

●	106,376 shares of common stock issuable upon exercise of outstanding options and restricted stock units under our 2017 Equity Incentive Plan at a weighted exercise price of $0.71;

●	334,815 shares of common stock reserved for potential future issuance pursuant to our 2017 Equity Incentive Plan and 2017 Consultant Incentive Plan, combined;

●	1,005,062 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $9.69 per share; and

●	the issuance of 504,000 shares of common stock underlying warrants exercised in May 2024, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options or warrants into shares of common stock as described above.

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RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Issuances of our common stock to Square Gate may cause substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

We are registering for resale up to an aggregate of 26,019,229 shares of our common stock, consisting of (i) 25,000,000 ELOC Shares (ii) 269,229 Initial Commitment Shares, and (iii) 750,000 True-Up Commitment Shares that have been or may be issued to Square Gate from time to time under the ELOC Purchase Agreement.

We anticipate that shares issued under the ELOC Purchase Agreement will be issued and sold over a period of as long as the approximately 36 months remaining under the ELOC Purchase Agreement. The number of shares ultimately sold by Square Gate under this prospectus is dependent upon the number of shares we elect to sell to Square Gate under the ELOC Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance and sale of shares under the ELOC Purchase Agreement may cause the trading price of our common stock to decline.

We may ultimately issue and sell to the selling stockholder all, some or none of the shares of common stock available under the ELOC Purchase Agreement that we are registering. The selling stockholder may sell all, some or none of our shares that it holds or comes to hold pursuant to sales under the ELOC Purchase Agreement. The issuance and sale of shares by us to Square Gate pursuant to the ELOC Purchase Agreement will result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by the selling stockholder in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

The sale of a substantial number of shares of common stock in the public market could adversely affect the prevailing market price of our shares.

We are registering for resale an aggregate of 26,019,229 shares of our common stock. Sales of a substantial number of our shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares. We cannot predict if and when the selling stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares or other equity or debt securities convertible into shares. Any such issuance could result in substantial dilution to our existing stockholders and could cause our share price to decline.

We may not have access to the full amount available under the ELOC Purchase Agreement.

Under the ELOC Purchase Agreement, pursuant to a Regular Put Notice, shares of our common stock issuable under the ELOC Purchase Agreement, if and when they are sold to Square Gate pursuant to the terms of the ELOC Purchase Agreement, will be sold at a per share price equal to 96.5% of the lowest daily VWAP during the three trading days following the date of the Purchase Notice requiring such purchase. Pursuant to an Intraday Purchase Notice, shares of our common stock issuable under the ELOC Purchase Agreement, if and when they are sold to Square Gate pursuant to the terms of the ELOC Purchase Agreement, will be sold at a per share price equal to 100% of the lowest traded price beginning at the Intraday Pricing Commencement (as defined in the ELOC Purchase Agreement) and ending upon the later of (i) once the aggregate trading volume since the commencement of pricing equals ten (10) times the Intraday Purchase Quantity and (ii) fifteen (15) minutes after the Intraday Pricing Commencement. See the section entitled “The ELOC Transaction” below.

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Although the ELOC Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Square Gate, depending on the market prices of our common stock, we may not be able to nor desire to sell any or all of the shares contemplated by the ELOC Purchase Agreement. In addition, if the number of shares registered hereby is insufficient to cover all of the shares we elect to sell to Square Gate under the ELOC Purchase Agreement, we will be required to file one or more additional registration statements to register such additional shares.

In addition, pursuant to the terms of the ELOC Purchase Agreement, (i) the number of shares of common stock we will sell to Square Gate under each Put Notice will not exceed the Beneficial Ownership Limitation which is 4.99% of the then total outstanding common stock, and (ii) the aggregate number of shares of common stock we will sell to Square Gate will not exceed the “Exchange Cap” which is 19.99% of the aggregate number of shares of common stock issued and outstanding as of the date of the ELOC Purchase Agreement, unless (a) our stockholders have approved the issuance of shares of common stock in excess of the Exchange Cap, or (b) the average price of all applicable sales equals or exceeds $0.3706 per share. If the market price of our common stock declines such that the average price of all sales falls below $0.3706 per share, we may be unable to access the full commitment amount under the ELOC Purchase Agreement without first obtaining stockholder approval, which we may not be able to obtain.

The extent to which we rely on Square Gate as a source of funding will depend on several factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Even if we sell a significant number of shares under the ELOC Purchase Agreement to Square Gate, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Square Gate will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of common stock sold to Square Gate under the ELOC Purchase Agreement is derived from the market price of our common stock. The shares to be sold to Square Gate pursuant to the ELOC Purchase Agreement will be purchased at a discounted price as described above. Sales by Square Gate of our common stock could cause the price of our common stock to decrease. These sales may have a further impact on the price of our common stock.

It is not possible to predict the actual number of shares we will sell under the ELOC Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the ELOC Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to Square Gate at any time throughout the term of the ELOC Purchase Agreement. The actual numbers of shares of common stock that are sold to the selling stockholder may depend upon a number of factors, including the market price of the common stock during the sales period. Because the price per share of each share sold and issued to Square Gate will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold and issued or the actual gross proceeds to be raised in connection with those sales and issuances.

Investors who buy ELOC Shares from Square Gate at different times will likely pay different prices.

Pursuant to the ELOC Purchase Agreement, we will have discretion to vary the timing, price and number of shares sold to Square Gate. If and when we elect to sell the ELOC Shares to Square Gate pursuant to the ELOC Purchase Agreement, after Square Gate has acquired such ELOC Shares, Square Gate may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Square Gate in this offering at different times may pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Square Gate in this offering as a result of future sales made by us to Square Gate at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Square Gate under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Square Gate may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

5

If we fail to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Nasdaq has established certain standards for the continued listing of a security on the Nasdaq Capital Market. The standards for continued listing include, among other things, that the minimum bid price for the listed securities not fall below $1.00 per share for a period of 30 consecutive trading days, that we maintain a minimum of $2,500,000 in shareholders’ equity and that our Market Value of Listed Securities (“MVLS”) not fall below $5.0 million for a period of 30 consecutive trading days, as further discussed below.

We have in the past fallen out of compliance with certain continued listing standards, including the minimum bid price requirement, although we have subsequently been able to regain compliance. No assurance, however, can be given that we will continue to be in compliance with the continued listing requirements of the Nasdaq Capital Market. Failure to meet applicable Nasdaq continued listing standards could result in a delisting of our common stock. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors and employees and fewer business development opportunities.

On July 22, 2026, the SEC approved a new Nasdaq continued listing requirement applicable to companies listed on the Nasdaq Stock Market that would require listed companies to maintain a minimum MVLS of at least $5.0 million. Under the approved rule, if a company’s MVLS remains below $5.0 million for 30 consecutive trading days, Nasdaq will issue a Staff Delisting Determination and immediately suspend trading in the company’s securities and commence delisting proceedings. Unlike many other Nasdaq continued listing standards, the rule does not provide a compliance or cure period before a delisting determination is issued. Although a company may appeal a delisting determination, the appeal generally does not stay the suspension of trading, and the company’s securities would generally trade on an over-the-counter market during the appeals process. In addition, any exception that may be granted by a Nasdaq Hearings Panel is limited. In particular, the Hearings Panel may grant an exception of up to 180 days only if the company demonstrates that it can satisfy Nasdaq’s applicable initial listing requirements, which are generally more stringent than Nasdaq’s continued listing standards. As a result, companies subject to a delisting determination under the MVLS rule may have fewer opportunities to regain compliance than under other Nasdaq continued listing requirements.

However, on July 29, 2026, the SEC notified Nasdaq that it had received notices of intention to petition for review of the approval order and, pursuant to Rule 431(e) of the SEC’s Rules of Practice, the effectiveness of the approval order was automatically stayed pending further review by the SEC. As a result, the ultimate implementation, timing and scope of the MVLS requirement remain uncertain. As of August 6, 2026, our MVLS was approximately $2.1 million, which is below the $5.0 million threshold contemplated by the rule. Accordingly, if the stay is lifted, the rule becomes effective and we are unable to satisfy the MVLS requirement, our securities would become subject to suspension and delisting from Nasdaq. Any such suspension or delisting could materially reduce the liquidity and market price of our common stock, impair our ability to raise additional capital, reduce investor interest in our securities and adversely affect our business, financial condition and prospects.

Our headquarters and some of our operations are located in Israel, and therefore, political, economic and military conditions in Israel may affect our operations and results.

Our headquarters and some of our operations are located in central Israel and our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Iran, Hamas (an Islamist terrorist militia and political group that controls the Gaza strip), Hezbollah (an Islamist terrorist militia and political group based in Lebanon) and other terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital.

In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. On October 7, 2023, Hamas launched a series of attacks on civilian and military targets in Southern Israel and Central Israel, to which the Israel Defense Forces responded. On October 9, 2025, Israel, Hamas, the United States and other countries in the region agreed to a framework for a ceasefire in Gaza between Israel and Hamas.

In addition, both Hezbollah and the Houthi movement attacked military and civilian targets in Israel, to which Israel responded, including through increased air and ground operations in Lebanon. In addition, the Houthi movement attacked international shipping lanes in the Red Sea, to which both Israel and the United States responded. While a ceasefire was brokered between Israel and Hezbollah in November 2024, in March 2026, hostilities resumed along Israel’s northern border with Lebanon, when Hezbollah resumed its attacks as part of a broader regional escalation. In response, Israel resumed military operations against Hezbollah in Lebanon.

Further, in April 2024 and October 2024, Iran launched a series of drone and missile strikes against Israel, to which Israel responded. In addition, in response to ongoing Iranian aggression and support of proxy attacks against Israel, on June 13, 2025, Israel conducted a series of preemptive defensive air strikes in Iran targeting Iran’s nuclear program and military commanders. While a ceasefire was reached in June 2025 following 12 days of hostilities, on February 28, 2026, the United States and Israel launched coordinated military strikes against Iran, including attacks on strategic military infrastructure and leadership targets, with the stated aim of degrading Iran’s capacity to conduct or support hostile operations against them. In response, Iran has fired missiles and drones toward population centers and military installations in Israel, Europe and neighboring countries in the Gulf region, and also launched counter-strikes against U.S. forces and allied bases throughout the Gulf region. Although the United States and Iran have announced ceasefire and de-escalation arrangements from time to time, including a memorandum of understanding entered into on June 17, 2026 that contemplates the termination of military operations on multiple fronts, hostilities have resumed and may continue or escalate. A broader regional conflict involving additional state and non-state actors remains a significant risk. How long and how severe the conflicts in Gaza, Northern Israel, Lebanon, Iran or the broader region last and become is unknown at this time and any renewed or continued clash among Israel, Hamas, Hezbollah, Iran or other countries or militant groups in the region may escalate in the future into a greater regional conflict. Continued military escalation, retaliatory actions, or broader regional involvement may adversely affect economic conditions, disrupt markets, and create uncertainty that could negatively impact our business, financial condition and results of operations.

Certain of our employees may be obligated to perform military reserve duty generally until they reach the age of 40 (or older, for officers or other citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity and military conflicts in Israel, there have been periods of significant call-ups of military reservists. None of our full-time or part-time employees in Israel were called up for reserve service in connection with the recent situation in Israel. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

To date, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. In particular, most of our operations are in Spain and the U.S. However, if any of the ceasefires declared collapse or a new war commences or hostilities expand to other fronts, our operations may be adversely affected.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of common stock. In addition, several organizations and countries may restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

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THE ELOC TRANSACTION

General

Pursuant to the ELOC Purchase Agreement that we entered into with Square Gate, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Square Gate to purchase up to an aggregate of $10,000,000 of shares of our common stock, over the 36-month term of the ELOC Purchase Agreement.

Purchase of Shares of Common Stock under the ELOC Purchase Agreement

Regular Put Notice

We may submit a Regular Put Notice after this registration statement to which this prospectus relates is declared effective by the SEC, covering the shares of common stock and stating the number of shares of common stock required to be purchased by Square Gate (the “Regular Put Quantity”). The maximum Regular Put Quantity that we may require Square Gate to purchase in a Regular Put Notice is the lesser of (i) 100% of the average daily trading volume over the five trading days before the Regular Put Notice date; (ii) 30% of the daily trading volume on the Regular Put Notice date; and (iii) the quotient obtained by dividing $500,000 by the closing price on the applicable Regular Put Notice date (the “Regular Purchase Limit”). The Regular Purchase Limit may be waived by Square Gate.

The purchase price Square Gate is required to pay for the Regular Purchase Shares is 96.5% of the lowest daily VWAP during the Regular Valuation Period. There is no upper limit on the price per share that Square Gate could be obligated to pay for common stock under the ELOC Purchase Agreement. We will control the timing and amount of any sales of common stock to Square Gate, and Square Gate has no right to require us to sell any shares to it under the ELOC Purchase Agreement.

Square Gate may, in its sole discretion, agree to increase the Regular Purchase Quantity for any given Regular Purchase Notice, regardless of the Regular Purchase Limit.

Intraday Purchase Notice

We may submit an Intraday Purchase Notice after this registration statement is effective, covering the shares of common stock and stating the number of shares of common stock required to be purchased by Square Gate before 4:00 p.m. EST (the “Intraday Purchase Quantity”). The maximum Intraday Purchase Quantity that we may require Square Gate to purchase in an Intraday Purchase Notice is 9.99% of the then outstanding shares of our common stock (the “Intraday Purchase Limit”).

The purchase price Square Gate is required to pay for the Intraday Purchase shares is 100% of the lowest traded price beginning fifteen (15) minutes immediately following the Intraday Pricing Commencement and ending upon the later of (i) once the aggregate trading volume since the commencement of pricing equals ten (10) times the Intraday Purchase Quantity and (ii) fifteen (15) minutes after the Intraday Pricing Commencement (the “Intraday Valuation Period”).

Square Gate may, in its sole discretion, agree to increase the Intraday Purchase Quantity for any given Intraday Purchase Notice, regardless of the Purchase Limit.

The net proceeds to us under the ELOC Purchase Agreement will depend on the frequency and prices at which we sell shares of its common stock to Square Gate.

The ELOC Purchase Agreement contains customary representations, warranties and agreements of the Company and Square Gate, limitations and conditions regarding sales of common stock, indemnification rights and other obligations of the parties.

Registration Rights

Concurrent with the execution of the ELOC Purchase Agreement, we entered into a registration rights agreement with Square Gate (the “ELOC Registration Rights Agreement”), pursuant to which we agreed to file a registration statement covering the issuance and sale of shares issuable under the ELOC Purchase Agreement as may be permitted under applicable rules. We agreed to use our best efforts to cause the registration statement to which this prospectus relates to be filed within 30 days after the execution of the ELOC Purchase Agreement and to have such registration statement declared effective by the SEC within 30 days of such execution.

Commitment Shares

In consideration for Square Gate’s execution, delivery and performance under the ELOC Purchase Agreement, on August 5, 2026, we issued to Square Gate securities having an aggregate stated value of $100,000 as the Commitment Fee, for which we received no cash consideration. The Commitment Fee was paid in the form of the Commitment Shares. Specifically, we issued 269,229 Initial Commitment Shares. The number of Initial Commitment Shares issued on the Execution Date was calculated by dividing $100,000 by the closing price of the common stock on Nasdaq on the Trading Day immediately preceding the Execution Date ($0.3706 per share), which is the Initial Commitment Share Reference Price.

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Upon the earlier of (i) the Commitment Shares becoming eligible for resale under Rule 144 or (ii) the effectiveness of the registration statement covering the resale of the Commitment Shares, if the True-Up Commitment Share Reference Price is less than the Initial Commitment Share Reference Price, we will immediately issue additional True-Up Commitment Shares, for no additional cash consideration, so that the aggregate number of shares of Commitment Shares equals $100,000 divided by the True-Up Commitment Share Reference Price. The True-Up Commitment Share Reference Price is generally based on the closing price of the common stock on or around the date on which the registration statement becomes effective or the date on which the initial Commitment Shares become Rule 144 eligible, whichever occurs first, as more fully described in the ELOC Purchase Agreement. Based on the closing price of our common stock of $0.3857 on August 5, 2026, which exceeds the Initial Commitment Share Reference Price of $0.3706 per share, no True-Up Commitment Shares are currently issuable; however, if the True-Up Commitment Share Reference Price on or around the date of effectiveness of this registration statement is less than $0.3706 per share, we will be required to issue additional True-Up Commitment Shares at that time. The Commitment Fee and Commitment Shares are fully earned as of the Execution Date and are not contingent upon any other event or condition, including the effectiveness of the registration statement or our submission of a Put Notice. The Commitment Shares (including any True-Up Commitment Shares) may be resold by Square Gate immediately upon the effectiveness of this registration statement.

Beneficial Ownership Limitation

At no time may Square Gate hold or be required to take a beneficial ownership position that exceeds 4.99% of our common stock then outstanding, unless waived by Square Gate.

Exchange Cap

Notwithstanding anything to the contrary in the ELOC Purchase Agreement, we may not effect, and Square Gate will not be obligated to make, any sales under the ELOC Purchase Agreement to the extent that the aggregate number of shares issued under the ELOC Purchase Agreement would exceed 1,024,597 shares (representing 19.99% of the aggregate number of shares of common stock issued and outstanding as of the Execution Date), which is the Exchange Cap. The Exchange Cap will not apply if (a) our stockholders approve the issuance of shares of common stock pursuant to the ELOC Purchase Agreement in excess of the Exchange Cap in accordance with the rules of Nasdaq, or (b) the Average Price of all applicable sales of shares hereunder (including any sales covered by a Regular Put Notice or Intraday Put Notice that has been delivered prior to the determination) equals or exceeds $0.3706 per share (which represents the lower of (i) the Nasdaq Official Closing Price immediately preceding the Execution Date and (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the Execution Date). The “Average Price” is calculated by dividing the aggregate gross purchase price paid by Square Gate for all shares purchased under the ELOC Purchase Agreement by the aggregate number of shares issued thereunder; for this calculation, the purchase price for each Commitment Share is deemed to be $0.00. As a result, if the market price of our common stock declines such that the Average Price falls below $0.3706 per share, we would be limited to issuing only 1,024,597 shares under the ELOC Purchase Agreement unless we obtain stockholder approval.

Prohibitions on Securities Transactions

Unless waived by Square Gate, we have agreed not to issue any shares of common stock or other securities convertible into or exercisable or exchangeable for shares of common stock, or enter into any agreement to do so, (a) for a period of 10 Trading Days following the date the registration statement becomes effective, and (b) during each Standstill Period (as defined below), which generally begins upon the submission of a Put Notice that has been accepted and ends upon the later of (1) the Trading Day following the expiration of the applicable Valuation Period and (2) the close of the Trading Day on which the aggregate trading volume of the common stock since issuance of such Put Notice exceeds 400% of the number of shares of common stock pursuant to the Equity Purchase Agreement (the “Put Shares”) sold pursuant to such Put Notice (the “Standstill” and such period, a “Standstill Period”). The provisions of this standstill restriction do not apply to sales of securities in an “at-the-market” offering, except during the period from the time when the Regular Valuation Period expires until the time specified in clause (b)(2) above. These restrictions may limit our ability to raise additional capital through equity financings during the term of the ELOC Purchase Agreement.

During the Standstill, we are also prohibited from entering into variable rate transactions. A “Variable Rate Transaction” generally means a transaction in which we issue or sell equity or debt securities at a price that varies with trading prices or that is subject to reset, or enter into any other equity line of credit or continuous offering whereby shares may be sold at a future determined price; provided, however, that we may effect sales pursuant to a customary “at-the-market” facility with a FINRA-registered broker-dealer as sales agent.

In addition, so long as the ELOC Purchase Agreement remains in effect, we have agreed not to enter into any other equity line of credit agreement with any other party without Square Gate’s prior written consent.

No Short Selling

Square Gate may not, directly or indirectly, engage in any “short sale” (as defined in Rule 200 of Regulation SHO of the Exchange Act) or any hedging transaction that establishes a net short position with respect to common stock during the term of the ELOC Purchase Agreement.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or in our Annual Report on Form 10-K that is incorporated by reference herein. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	risks related to our ability to continue as a going concern;

●	our ability to remain listed on Nasdaq;

●	the new and unproven nature of the measurement technology markets;

●	our ability to achieve customer adoption of our products;

●	our ability to realize the benefits of our acquisitions of Orgad, Naiz and New Percentil;

●	our dependence on assets we purchased from a related party;

●	our ability to enhance our brand and increase market awareness;

●	our ability to introduce new products and continually enhance our product offerings;

●	the success of our strategic relationships with third parties;

●	information technology system failures or breaches of our network security;

●	competition from competitors;

●	our reliance on key members of our management team;

●	current or future litigation;

●	current or future unfavorable economic and market conditions and adverse developments with respect to financial institutions and associated liquidity risk;

●	changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements and the impact of such policies on us, our customers and suppliers, and the global economic environment; and

●	the impact of the political and security situation in Israel on our business.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. You should read this prospectus and the documents that we reference herein and have filed as exhibits to the Annual Report on Form 10-K, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date hereof. Because the risk factors referred to in this prospectus or in our Annual Report on Form 10-K, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholder. We expect that the selling stockholder will sell its shares of common stock as described under “Plan of Distribution.”

We may receive up to $10.0 million aggregate gross proceeds under the ELOC Purchase Agreement from any sales of shares of our common stock we make to Square Gate pursuant to the ELOC Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchase set forth in the ELOC Purchase Agreement, market conditions and the price of our shares, among other factors.

We currently intend to use the net proceeds of sales of shares under the ELOC Purchase Agreement, if any, for working capital and general corporate purposes. Although we have identified some potential uses of the net proceeds to be received upon sales of shares under the ELOC Purchase Agreement, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds and could use them for purposes other than those contemplated as of the date of this prospectus. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Our expected use of net proceeds under the ELOC Purchase Agreement represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the ELOC Purchase Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us

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SELLING STOCKHOLDER

The securities offered under this prospectus may be offered from time to time by the selling stockholder named below or by any of their respective pledgees, donees, transferees or other successors-in-interest. As used in this prospectus, the term “selling stockholder” includes the selling stockholder identified below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge or other non-sale related transfer. The selling stockholder named below acquired the shares of our common stock being offered under this prospectus directly from us. We issued the securities to the selling stockholder in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth as of August 6, 2026: (1) the name of the selling stockholder for whom we are registering shares of our common stock under the registration statement of which this prospectus is a part, (2) the number of shares of our common stock beneficially owned by the selling stockholder prior to the offering, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) the number of shares of our common stock that may be offered by the selling stockholder under this prospectus and (4) the number of shares of our common stock to be owned by the selling stockholder after completion of this offering. We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling stockholder or its representatives, or on our records, as of August 6, 2026. The percentage of beneficial ownership for the following table is based on 5,394,778 shares of our common stock outstanding as of August 6, 2026.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Name of Selling Stockholder	Number		Percentage	Number of Shares Being Offered		Number	Percentage
Square Gate Capital Master Fund, LLC – Series 5 (2)	269,229	(3)	4.99%	26,019,229	(1)	-	-

(1)	Assumes the maximum number of securities being offered under this prospectus are sold. The Square Gate number of shares being offered consists of (i) 25,000,000 ELOC Shares that may be issued and sold to Square Gate under the ELOC Purchase Agreement from time to time, (ii) 269,229 Initial Commitment Shares and (iii) 750,000 True-Up Commitment Shares.

(2)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Square Gate may be required to purchase under the ELOC Purchase Agreement and the issuance of the True-Up Commitment Shares, because the issuance of such shares is subject to conditions contained in the ELOC Purchase Agreement, the satisfaction of which are entirely outside of Square Gate’s control, including the registration statement that includes this prospectus becoming and remaining effective and the closing price of our common stock on the date of effectiveness of this prospectus. Furthermore, the purchase of shares of common stock are subject to certain agreed upon maximum amount limitations set forth in the ELOC Purchase Agreement. Also, the ELOC Purchase Agreement prohibits us from issuing and selling any shares of common stock to Square Gate to the extent such shares, when aggregated with all other shares of common stock then beneficially owned by Square Gate, would cause Square Gate’s beneficial ownership of our common stock to exceed the Beneficial Ownership Limitation. Square Gate Capital Management, LP, the manager of Square Gate Capital Master Fund, LLC — Series 5, is deemed to be the beneficial owner of all of the common shares owned by Square Gate Capital Master Fund, LLC — Series 5. Christopher Perugini and Elie Himmelfarb share voting and investment power over Square Gate Capital Management, LP and therefore share voting and investment power over the common shares being offered under this prospectus filed with the SEC in connection with the transactions contemplated under the ELOC Purchase Agreement. The business address for Square Gate Capital Master Fund, LLC — Series 5 is 40 Wall Street, Suite 2728, New York, NY 10005.

(3)	The number of shares held by the selling stockholder prior to and after this offering is limited by certain restrictions on their ability to beneficially own more than 4.99% of our outstanding common stock including pursuant to the ELOC Purchase Agreement with Square Gate.

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DESCRIPTION OF THE OFFERED SECURITIES

The selling stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholder may offer.

As of August 6, 2026, our authorized share capital consists of 250,000,000 shares of common stock, $0.001 par value per share, of which 5,394,778 are outstanding. Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock.

The description below is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation, or our Certificate of Incorporation, and amended and restated bylaws, or our Bylaws.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

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Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and our Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and our Bylaws and Delaware law, as applicable, among other things:

●	provide our board with the ability to alter the Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our common stock to decline.

Advance Notice Bylaws. Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Forum Selection

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) will, to the fullest extent permitted by applicable law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring claims, including claims in the right of the Company, (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and Certificate of Incorporation will include such an exculpation provision. Our Certificate of Incorporation and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation and Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. The telephone number of VStock Transfer, LLC is (212) 828-8436.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ”.

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PLAN OF DISTRIBUTION

The shares of common stock listed in the table appearing under “Selling Stockholder” are being registered to permit the resale of common stock by the selling stockholder from time to time after the date of this prospectus. There can be no assurance that the selling stockholder will sell any or all of the common stock offered hereby. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

The selling stockholder may sell all or a portion of the common stock offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at either market prices prevailing at the time of sale or at privately negotiated prices (but not at a fixed price), by a variety of methods including the following:

●	on any national securities exchange or over-the-counter market on which the common stock may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	private negotiation transactions;

●	in transactions otherwise than on such exchanges or in the over-the-counter market;

●	through a combination of any such methods; or

●	through any other method permitted under applicable law.

We will pay the reasonable expenses incident to the registration and offering of the common stock offered hereby. We have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of shares offered hereby, including liabilities arising under the Securities Act or if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The selling stockholder and any broker-dealers or agents that are involved in selling the securities registered hereunder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of My Size, Inc. and subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC, under the Securities Act, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

We also maintain a web site at www.MySizeID.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2025 filed on April 15, 2026;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on May 14, 2026;

●	our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on March 2, 2026; July 21, 2026 and August 5, 2026, respectively;

●	the description of our common stock, which is contained in the registration statement on Form 8-A, filed with the SEC on June 14, 2016, as supplemented by Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 19, 2020, and as may be further updated or amended in any amendment or report filed for such purpose.

We also incorporate by reference all future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Oren Elmaliah, Chief Financial Officer, HaNegev 4, Airport City, Israel 7010000, telephone number 972-3-600-9030 or by emailing us at ir@mysizeid.com.

16

My Size, Inc.

           , 2026

PART II

INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be paid
SEC registration fee	$1,388.79
Printing expenses	5,000
Legal fees and expenses	20,000
Accounting fees and expenses	15,000
Total	$41,388.79

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 15. Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

On August 24, 2023, we entered into an inducement offer letter agreement (the “2023 Inducement Letter”) with a certain holder of certain of the our existing warrants to purchase up to (i) 1,963,994 shares of our common stock issued on January 12, 2023 at an exercise price of $2.805 per share (the “January 2023 Warrants”), (ii) 6,864 shares of our common stock issued on January 17, 2020 at an exercise price of $94.00 per share (the “January 2020 Warrants”), and (ii) 47,153 shares of our common stock issued on October 28, 2021 at an exercise price of $31.50 per share, having terms ranging from 28 months to five and one-half years (the “October 2021 Warrants” and together with the January 2023 Warrants and the January 2020 Warrants, the “2023 Existing Warrants”). Pursuant to the 2023 Inducement Letter, the holder agreed to exercise for cash its 2023 Existing Warrants to purchase an aggregate of 2,018,012 shares of our common stock at a reduced exercise price of $2.09 per share in consideration of our agreement to issue new common stock purchase warrants to purchase up to an aggregate of 5,367,912 shares of our common stock at an exercise price of $2.09 per share. We received aggregate gross proceeds of approximately $4.2 million from the exercise of the 2023 Existing Warrants by the holder, before deducting placement agent fees and other offering expenses payable by us. The net proceeds were approximately $3.6 million.

On February 14, 2024, we granted restricted common stock awards under our 2017 Equity Incentive Plan to Ronen Luzon, Oren Elmaliah and Billy Pardo, pursuant to which they were issued 37,500 restricted shares, 18,750 restricted shares and 18,750 restricted shares, respectively. The restricted shares shall vest in three equal installments on January 1, 2025, January 1, 2026 and January 1, 2027, conditioned upon continuous employment with the Company and subject to accelerated vesting upon a change in control of the Company. On the same day, we granted a total of 10,000 restricted stock units (“RSUs”) to its directors that will vest on January 1, 2025 and five-year options to purchase up to 6,875 shares of common stock to other employees of the Company at an exercise price of $3.832 per share. The option vesting period is over three years in three equal portions from the vesting commencement date.

On May 16, 2024, we entered into an inducement offer letter agreement (the “2024 Inducement Letter”) with a certain holder of certain of our existing warrants to purchase up to (i) 326,514 shares of our common stock issued on August 28, 2023 with a twenty-eight month term at an exercise price of $16.72 per share, and (ii) 344,475 shares of our common stock issued on August 28, 2023 with a five and one-half year term at an exercise price of $16.72 per share, ((i) and (ii) collectively, the “2024 Existing Warrants).

Pursuant to the 2024 Inducement Letter, the holder agreed to exercise for cash its 2024 Existing Warrants to purchase an aggregate of 670,989 shares of our common stock at a reduced exercise price of $4.86 per share in consideration of our agreement to issue new common stock purchase warrants to purchase up to an aggregate of 1,341,978 shares of our common stock, at an exercise price of $4.61 per share. We received aggregate gross proceeds of approximately $3.26 million from the exercise of the 2024 Existing Warrants by the Holder, before deducting placement agent fees and other offering expenses payable by us. As of December 31, 2024, we issued to the Holder all of the shares exercised. On December 27, 2024, the Holder exercised warrants to purchase 653,028 shares of our common stock resulting in gross proceeds of approximately $3.0 million.

On January 21, 2025, we entered into an At The Market Offering Agreement (the “Offering Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which we may offer and sell, from time to time through Wainwright shares of our common stock having an aggregate offering price of up to $4.1 million. As of the date of this prospectus, we have sold 2,319,297 shares pursuant to the Offering Agreement for aggregate gross proceeds of approximately $3,705,000.

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Pursuant to the ShoeSizeMe Purchase Agreement, we issued a key employee of ShoeSizeMe a warrant (the “Warrant”) to purchase up to 28,000 shares of our common stock (such shares of common stock underlying the Warrant, the “Warrant Shares”). The Warrant provides for a tiered exercise structure, with (i) 10,000 Warrant Shares exercisable at $2.00 per Warrant Share, (ii) 6,000 Warrant Shares exercisable at $3.00 per Warrant Share, (iii) 5,000 Warrant Shares exercisable at $4.00 per Warrant Share, (iv) 4,000 Warrant Shares exercisable at $5.00 per Warrant Share, and (v) 3,000 Warrant Shares exercisable at $6.00 per Warrant Share.

On August 5, 2026, we entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Square Gate Capital Master Fund, LLC - Series 5 (the “Investor”) pursuant to which we have the right to sell to the Investor up to $10.0 million of our shares of common stock at our sole discretion during 36-month period following the date of execution of the Equity Purchase Agreement, subject to certain conditions precedent and other limitations. We issued 269,229 shares of common stock to the Investor as consideration for its commitment to purchase our shares of common stock under the Equity Purchase Agreement (the “Initial Commitment Shares”). In addition, we may issue up to $10.0 million of shares of common stock pursuant to the Equity Purchase Agreement (the “Put Shares”) and (ii) up to an additional 750,000 shares (the “True-Up Commitment Shares” and, together with the Initial Commitment Shares, the “Commitment Shares”), which will be issued only if the closing price of our common stock on the day this registration statement is declared effective by the SEC is below $0.3706, the closing price of our common stock on August 4, 2026, the trading day immediately preceding the date the ELOC Purchase Agreement was executed. The resale of 26,019,229 shares of common stock, representing the Commitment Shares and the Put Shares, are being registered for resale pursuant to this registration statement. In the Equity Purchase Agreement, the Investor represented to us, among other things, that it was an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, or the Securities Act. The securities were issued and sold by us under the Equity Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

3.1	Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Form on Form 8-K filed on March 23, 2017)

3.2	Amended and Restated Bylaws of My Size, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 4, 2016)

3.3	Amendment to Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 20, 2018)

3.4	Second Amended and Restated Bylaws of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 24, 2018)

3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 18, 2019)

3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 7, 2022)

3.7	Amendment No. 1 to Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 7, 2022)

3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 7, 2022)

3.9	Certificate of Amendment to Amended and Restated Certificate of Incorporation of My Size, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 15, 2024)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A filed on November 14, 2016)

4.2	Form of Warrant to Purchase Common Stock issued on February 2, 2018 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2019)

4.3	Description of Securities Registered under Section 12 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed on March 19, 2020)

4.4	Form of Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on May 5, 2020.)

4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on May 5, 2020)

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5.1*	Opinion of Greenberg Traurig, P.A.

10.1	My Size, Inc. 2017 Equity Incentive Plan (incorporated by reference as an exhibit to the Company’s Definitive Proxy Statement on Schedule DEF 14A filed on March 2, 2017)

10.2	My Size, Inc. 2017 Consultant Equity Incentive Plan (incorporated by reference as an exhibit to the Company’s Definitive Proxy Statement on Schedule DEF 14A filed on March 2, 2017)

10.3	My Size, Inc. 2017 Stock Option Plan Israel Grantees Sub-Plan (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2019)

10.4	Purchase Agreement between My Size, Inc. and Shoshana Zigdon dated as of February 16, 2014 (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 4, 2016)

10.5 +	Employment Agreement between My Size Israel 2014 Ltd. and Ronen Luzon dated November 18, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2018)

10.6 +	Employment Agreement between My Size Israel 2014 Ltd. and Or Kles dated November 18, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2018)

10.7 +	Employment Agreement between My Size Israel 2014 Ltd. and Billy Pardo dated November 18, 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2018)

10.8	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 15, 2020)

10.9	Amendment to Purchase Agreement between My Size Israel 2014 Ltd., My Size, Inc. and Shoshana Zigdon (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q on August 16, 2021)

10.10	Form of Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 28, 2021)

10.11	Form of Placement Agent Warrant issued by the Company on October 28, 2021 (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1 filed on November 12, 2021)

10.12	Form of Registration Rights Agreement, dated October 26, 2021, by and between the Company and the Purchasers (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 28, 2021)

10.13	Share Purchase Agreement dated as of February 7, 2022 between My Size Israel 2014 Ltd. and Amar Guy Shalom and Elad Bretfeld (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 8, 2022)

10.14	Form of Section 102 Capital Gain Restricted Stock Award Agreement under the Company’s 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2022)

10.15	Share Purchase Agreement, dated as of October 6, 2022, by and among My Size, Inc., Borja Cembrero Saralegui, Artiz Toree Garcia, Whitehold, S.L., Twinbel, S.L., and EGI Acceleration, S.L. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2022)

10.16	Form of Lock-Up Agreement by and among My Size, Inc. and the stockholders identified on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2022)

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10.17	Form of Voting Agreement by and among My Size, Inc. and the stockholders identified on the signature page thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2022)

10.18	My Size, Inc. Amendment to the My Size, Inc. 2017 Equity Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement filed with the SEC on November 4, 2022)

10.19	Form of Registered Direct Offering Securities Purchase Agreement, dated January 10, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.20	Form of PIPE Securities Agreement, dated January 10, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.21	Form of Registered Direct Pre-Funded Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.22	Form of Series A and Series B Warrant (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.23	Form of Private Placement Pre-Funded Warrant (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.24	Form of Registration Rights Agreement, dated January 10, 2023 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.25	Engagement Agreement, dated December 5, 2022 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023)

10.26	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.36 to the Company’s Report on Form 10-K filed with the SEC on April 14, 2023)

10.27	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.28	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.29	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2023)

10.30	My Size, Inc. Amendment to the My Size, Inc. 2017 Equity Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement filed with the SEC on November 24, 2023).

10.31	Form of Section 102 Capital Gain Restricted Stock Award Agreement under the Company’s 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company’s Report on Form 10-K filed with the SEC on April 1, 2024)

10.32	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024)

10.33	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024)

10.34	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024)

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10.35	At the Market Offering Agreement dated January 21, 2025 between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 21, 2025)

10.36	Contract for the Transfer of a Production Unit, dated as of May 9, 2025, by and between Casi Nuevo Kids, S.L. and New Percentil, S.L. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2025)

10.37	Share Sale and Purchase Agreement, dated as of September 8, 2025, by and among My Size, Inc., Mr. Timo Steitz, Mr. Wilhelm Steitz, Mr. Ettore Weilenmann and the natural and legal persons indicated in Annex 0 thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2025)

10.38	Lock-Up Agreement, entered into on September 8, 2025, by and among My Size, Inc. and the stockholders identified on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2025)

10.39	Voting Agreement, dated as of September 8, 2025, by and among My Size, Inc. and the stockholders identified on the signature page thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2025)

10.40	Form of Warrant issued by My Size, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2025)

10.41	Form of Restricted Stock Award Agreement under the Company’s 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.42 to the Company’s Report on Form 10-K filed with the SEC on April 15, 2026)

10.42	Executive Director Agreement, between Naiz Bespoke Technologies, S.L. and Borja Cembrero Saralegui, dated June 1, 2025 (incorporated by reference to Exhibit 10.43 to the Company’s Report on Form 10-K filed with the SEC on April 15, 2026)

10.43	Consulting Agreement, between My Size Israel 2014 Ltd. and Accounting Team Ltd., dated March 10, 2025 (incorporated by reference to Exhibit 10.44 to the Company’s Report on Form 10-K filed with the SEC on April 15, 2026)

10.44	Equity Purchase Agreement, dated August 5, 2026, between the Company and Square Gate Master Fund—Series 5 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2026)

10.45	Registration Rights Agreement, dated August 5, 2026, between the Company and Square Gate Master Fund—Series 5 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2026)

23.1*	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm to My Size Inc.

23.2*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)

24.1*	Power of Attorney

107*	Filing Fee Table

*	Filed herewith

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

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Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, State of Israel on this August 7, 2026.

MY SIZE, INC.

By:	/s/ Ronen Luzon
Name:	Ronen Luzon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer of My Size, Inc. whose signature appears below hereby appoints Ronen Luzon and Oren Elmaliah, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ronen Luzon	Chief Executive Officer and Director	August 7, 2026
Ronen Luzon	(principal executive officer)

/s/ Oren Elmaliah	Chief Financial Officer	August 7, 2026
Oren Elmaliah	(principal financial officer and principal accounting officer)

/s/ Arik Kaufman	Director	August 7, 2026
Arik Kaufman

/s/ Roy Golan	Director	August 7, 2026
Roy Golan

/s/ Oron Branitzky	Director	August 7, 2026
Oron Branitzky

/s/ Guy Zimmerman	Director	August 7, 2026
Guy Zimmerman

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